Exhibit 21.1
EMCORE Corporation Subsidiaries*

Corona Optical Systems, Inc., A Delaware corporation
EMCORE Hong Kong, Limited, a Hong Kong corporation
Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation
EMCORE Optoelectronics (Beijing) Company, Limited

*As of December 4, 2018